Exhibit 77C

A Special Meeting of Shareholders of Laudus Trust (the Trust) was held on December 11, 2015, for the purpose of seeking shareholder approval to elect the following individuals as trustees of the Trust: Walter W. Bettinger II, Marie A. Chandoha, Joseph R. Martinetto, Robert W. Burns, John F. Cogan, Stephen T. Kochis, David L. Mahoney, Kiran M. Patel, Kimberly S. Patmore, Charles A. Ruffel, Gerald B. Smith, and Joseph H. Wender. The number of votes necessary to conduct the Special Meeting and approve the proposal was obtained.
The results of the shareholder vote are listed below:

Proposal To elect each of the following
individuals as trustees of the Trust:
	For
		Withheld

Walter W. Bettinger II
		158,509,146.213
		2,314,766.201

Marie A. Chandoha
		158,301,062.120
2,522,850.294

Joseph R. Martinetto
158,359,567.405
		2,464,345.009

Robert W. Burns
158,459,868.358		2,364,044.056

John F. Cogan
157,288,403.618
		3,535,508.796

Stephen T. Kochis
158,361,248.808
		2,462,663.606

David L. Mahoney
158,332,878.318
2,491,034.096

Kiran M. Patel
158,240,340.310
2,583,572.104

Kimberly S. Patmore
158,343,039.162
		2,480,873.252

Charles A. Ruffel
158,389,527.491
		2,434,384.923

Gerald B. Smith
158,310,596.926
		2,513,315.488

Joseph H. Wender
158,242,415.183
2,581,497.231